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                                                                      Exhibit 99

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
For Immediate Release   Press Contacts: Lowell Farkas                         David A. Kaminer
--------------------------------------- Carnegie International Corporation    The Kaminer Group
                                        +(410) 785-7400                       +(914) 684-1934
                                        lfarkas@carnegieint.com               dkaminer@kamgrp.com
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                Carnegie International and Paramount Subsidiary
     Complete Acquisition of Federation of Associated Health Systems, Inc.

BALTIMORE, June 5, 2000 -- Carnegie International Corporation (OTC BB: CGYC), an Internet support and computer telephony holding company, and its Paramount International Telecommunications, Inc., subsidiary announced that they have completed the acquisition of Federation of Associated Health Systems, Inc., of San Antonio, Texas.

  Lowell Farkas, president of Carnegie, said the acquisition was closed for an estimated $3.5 million dollars in Carnegie shares, to be issued a year from today based on the Federation's projected EBITDA of $1.5 million for that period. The number of shares issued will be based on the Federation's performance and the average price of Carnegie shares in the 30 days preceding the one-year anniversary of the acquisition. The acquisition agreement also calls for additional compensation based on the Federation performance over years two and three.

  Carnegie and Paramount had announced the signing of a definitive agreement to acquire the Federation on May 18, 2000, with the original Letter of Intent to acquire the Federation having been signed last summer, during a halt in trading of Carnegie shares.

  Founded in 1989, the Federation is endorsed and preferred by numerous state hospital associations, and currently serves more than 700 hospitals with telecommunications services, primarily in 0+/- call auditing and international one-plus sectors. It estimates revenues of $4 million for the current fiscal year. Paramount, a Vista, California-based company acquired by Carnegie in March 1999, provides similar services, primarily in the hospitality industry.

  "The Federation has a great synergy with Paramount, and its acquisition will enable management to leverage investments in developing and delivering technology to serve growing customer bases," Farkas said, noting that "making the Federation a Carnegie company is in keeping with our business model."

  S.R. Alexander Benningfield, chairman of the Federation, said his management team and staff "is delighted to be part of a growing, publicly-held company. The fact that we share technology and service approaches with Paramount makes this an ideal step for all concerned." Benningfield, who will serve as a consultant to the new Carnegie-Paramount subsidiary under a two-year contract, said the Federation will continue to be headquartered in San Antonio, with Paramount providing accounting and other services.

  Farkas said that the other recent acquisition announced by Carnegie (see "Carnegie International Corporation Signs Letter of Intent to Purchase Stock of Two Merged Texas Phone Companies," Business Wire, May 11, 2000) is still on schedule for closing at the end of June.

Carnegie International Corporation (OTC BB: CGYC, www.carnegieint.com) is an
                                                  -------------------
Internet support and computer telephony holding company with specialization in telecommunications products, services and distribution, and in E-Commerce and EDI. Its primary wholly-owned subsidiaries include: RomNet Support Services, Inc., an Internet, e-business and technical support services company, Profit Through Telecommunications (Europe) Ltd. (PTT), a telecommunications software company providing business solutions utilizing proprietary speech recognition, touch tone and bar code responses to send and/or receive information; ACC Telecom of Columbia, Maryland, a leading reseller of equipment and business telephone systems from Comdial(TM), SONY(R) and Sprint(R); Voice Quest, Inc., of Sarasota, Florida, a developer and provider of speech recognition and voice mail technologies and products, Paramount International Telecommunications, Inc., of Vista, California, which serves hotels and other businesses, primarily in 0+/- call auditing and international one-plus sectors, and Federation of Associated Health Systems, Inc., of San Antonio, Texas, which serves more than 700 hospitals with telecommunications services, primarily in 0+/- call auditing and international one-plus sectors.
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Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this Press Release (as well as information in oral statements or other written statements made or to be made by Carnegie International Corporation) contain statements that are forward-looking, such as statements relating to the future anticipated direction of the telecommunications industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Carnegie International Corporation. These risks and uncertainties included, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, change in Federal or state laws, and market competition factors.

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